Exhibit 5.1

September 11, 2012

The Clorox Company
1221 Broadway
Oakland, CA 94612

Re:	The Clorox Company, Registration Statement on
Form S-3 (Registration No. 333-177931)

Ladies and Gentlemen:

We have acted as counsel to The Clorox Company, a Delaware corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of $600,000,000 aggregate principal amount of its 3.05% Senior Notes due 2022 (the “Notes”) pursuant to the Underwriting Agreement, dated September 10, 2012 (the “Underwriting Agreement”) by and among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC, (ii) the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “SEC”), pursuant to which the Notes are registered under the Act, (iii) the filing by the Company of the Preliminary Prospectus Supplement, dated September 10, 2012 (the “Preliminary Prospectus Supplement”), and the Final Prospectus Supplement, dated September 10, 2012 (the “Final Prospectus Supplement”), relating to the Notes with the SEC pursuant to Rule 424(b) promulgated under the Act and (iv) the filing by the Company of the Final Term Sheet, dated September 10, 2012 (the “Term Sheet”), relating to the Notes with the SEC as a free writing prospectus. The Underwriting Agreement is Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on or about the date hereof.

     In connection with this opinion letter, we have examined the Registration Statement, the Preliminary Prospectus Supplement, the Final Prospectus Supplement and the Term Sheet. We have also examined and relied upon the indenture, dated as of October 9, 2007, between the Company and The Bank of New York Trust Company, N.A. as trustee, as supplemented by the First Supplemental Indenture dated as of November 9, 2009, which designates Wells Fargo Bank, National Association, as the trustee, the Second Supplemental Indenture dated as of November 9, 2009 between the Company and Wells Fargo Bank, National Association, as trustee, the Third Supplemental Indenture dated as of November 17, 2011 between the Company and Wells Fargo Bank, National Association, as trustee, and a form of the Fourth Supplemental Indenture, to be dated September 13, 2012, between the Company and Wells Fargo Bank, National Association, as trustee (as so supplemented, the “Indenture”), certificates or statements of public officials, certificates of officers of the Company and copies of such other documents, corporate records and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

The Clorox Company
September 11, 2012

     We have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

     We have assumed, without any independent investigation or verification of any kind, the due authorization, execution and delivery by the trustee of the Indenture, the due authentication by the trustee of the Notes, as well as the legal right and power under all applicable laws and regulations of the trustee to execute, deliver and perform its obligations under, and the validity, binding effect and enforceability against the trustee in accordance with the terms of, the Indenture.

     Based upon the foregoing, we are of the opinion that, when issued in accordance with the Indenture and delivered and paid for in accordance with the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

     We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP